EXHIBIT 10.1
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
Execution Version
RELATIONSHIP AGREEMENT
By and Among
Jiawei Solarchina Co., Ltd.,
Jiawei Solar (Wuhan) Co., Ltd.,
Evergreen Solar, Inc.
and
Evergreen Solar (Wuhan) Co., Ltd.
July 14, 2009
Evergreen Solar / Jiawei Confidential

RELATIONSHIP AGREEMENT
     This RELATIONSHIP AGREEMENT (“RA”) is entered into as of this 14th day of July 2009, (the “Effective Date”) by and among the following persons:
JIAWEI SOLARCHINA CO., LTD., a Hong Kong company having its principal place of business at Suite 1816, Star House, 3 Salisbury Road, Tsimshatsui, Kowloon, Hong Kong (“JWCN”); and
JIAWEI SOLAR (WUHAN) CO., LTD., a Chinese company having its principal place of business at No. 3, Road No. 1, Liufang Dongyi Industrial Park, Donghu Gaoxin District, Wuhan, Hubei 430205, China (“JWWH” and together with JWCN, “Jiawei”); and
EVERGREEN SOLAR, INC., a Delaware corporation having its principal place of business at 138 Bartlett Street, Marlboro, MA 01752-3016 USA (“ESLR”); and
EVERGREEN SOLAR (WUHAN), CO, LTD., a subsidiary of ESLR having its principal place of business at No. 3, Road No. 1, Liufang Dongyi Industrial Park, Donghu Gaoxin District, Wuhan, Hubei 430205 China (“EGWH” and together with ESLR, “Evergreen”).
     Each of ESLR, EGWH, JWCN and JWWH shall sometimes be individually referred to herein as a “Party” and collectively referred to herein as the “Parties”.
WITNESSETH:
     WHEREAS, JWCN has (i) strong capabilities and a low-cost structure to manufacture photovoltaic solar cells and panels in China and (ii) extensive expertise in the development and management of manufacturing facilities and operations in China;
     WHEREAS, ESLR has (i) unique and proprietary wafer manufacturing technology that enables ESLR to manufacture crystalline silicon wafers (“String Ribbon Wafers”) at significantly reduced costs as compared to conventional crystalline silicon wafer manufacturing methods, (ii) unique and proprietary manufacturing technology that enables ESLR to efficiently process String Ribbon Wafers into photovoltaic cells and panels, (iii) a strong international brand and (iv) a significant backlog of solar panel sales orders;
     WHEREAS, ESLR and JWCN desire to closely support each other in the expansion in China of ESLR’s production of String Ribbon Wafers and JWCN’s production, through JWWH, of solar cells and panels with an initial annual production goal of 100 megawatts (“MW”) and potential expansion plans to reach 500 MW annually within 36 months after the date of this RA, depending on the success of the initial expansion and market conditions;
     WHEREAS, ESLR and Jiawei desire that ESLR, EGWH JWWH and JWCN enter into a Manufacturing Services Agreement (the “MSA”), which will provide for the manufacture by JWWH of “EVERGREEN SOLAR”-branded solar power products for using a combination of String

Ribbon Wafers manufactured by EGWH, and ESLR and Jiawei know-how and manufacturing technology; and
     WHEREAS, the Parties wish to enter into this RA which provides for the terms and conditions pursuant to which (i) EGWH and JWWH will endeavor to develop their respective facilities in China in furtherance of their obligations under this RA and the MSA, and (ii) Evergreen and Jiawei shall support such activities as provided herein;
     NOW, THEREFORE, for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the undersigned Parties, intending to be legally bound, agree as follows:
     1. DEFINITIONS
     The following terms not otherwise defined herein shall have the following meanings
          (a) “Affiliate” any corporation or other entity controlled by, controlling or under common control with any other corporation or entity. For purposes of this definition, “control” means the direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of, such corporation or entity, or the power to elect at least fifty percent (50%) of the directors or trustees of such corporation, or such other relationship which in fact constitutes actual control.
          (b) “ESLR IP” means ESLR’s proprietary manufacturing technology that enables the conversion of multi-crystalline silicon into String Ribbon Wafers and the efficient processing of String Ribbon Wafers into photovoltaic cells and panels.
          (c) “Jiawei IP” means Jiawei’s proprietary manufacturing technology that enables the efficient processing of silicon crystalline wafers into photovoltaic cells and panels.
          (d) “MW” means megawatts peak power output.
          (e) “Products” means the “EVERGREEN SOLAR”-branded String Ribbon Products, which shall include primarily solar panels, manufactured in the C & P Facilities (as defined below) using String Ribbon Wafers manufactured in the Wafer Facility.
          (f) “Ribbon Wafer Technology” means any technology related to wafer production techniques in which a thin sheet of crystalline silicon is grown directly from molten silicon. The process is generally grown in a vertical orientation without the use of a foreign substrate on which the silicon is formed, although the Ribbon Wafer Technology also includes processes that grow in a horizontal orientation and/or are grown using a foreign substrate.
          (g) “String Ribbon Products” means solar cells and solar panels made using String Ribbon Wafers.

          (h) “String Ribbon Wafers” means crystalline silicon wafers made using ESLR’s Ribbon Wafer Technology.
     2. WAFER FACILITIES CONSTRUCTION AND OPERATION
          (a) The Wafer Facilities. The “Wafer Facilities” shall mean one or more wafer manufacturing facilities to be established by EGWH that will produce String Ribbon Wafers using ESLR’s Ribbon Wafer Technology, which wafers will be sold to JWWH at EGWH’s manufacturing cost for processing in the C & P Facilities (as defined below). The “Initial Wafer Facility” will be located in Wuhan, China at a leased facility on the Jiawei campus, and have all equipment, personnel, facilities, etc. necessary to produce String Ribbon Wafers, including ESLR’s wafer manufacturing furnaces known as the “Quad technology” to produce sufficient volume of String Ribbon Wafers to ultimately produce approximately 100 MW of Products annually.
          (b) Wafer Facilities Operation. Once constructed and operational, the Wafer Facilities shall be operated by EGWH in furtherance of the MSA.
          (c) Wafer Facilities Development and Operation Support. In connection with the construction and operation of the Initial Wafer Facility and any expansion thereof agreed to by the Parties, JWWH shall provide ESLR and EGWH with skills, knowledge and services of JWWH’s employees and consultants to facilitate EGWH’s outfitting and commissioning of the Wafer Facilities, to the extent as mutually agreed from time to time and in a manner consistent with the objectives of the Parties.
          (d) Wafer Facilities Costs. Except as otherwise agreed by the Parties, JWWH shall assume the responsibility for the costs of constructing the building to the standards set forth in the lease to be negotiated and agreed to by the Parties (the “Lease”), up to a cost of US $3 million. Pursuant to the Lease, EGWH will pay to JWWH a market based rent for the building and assume responsibility for the costs of equipment and other internal manufacturing support for the Initial Wafer Facility which are currently expected to be approximately US$40 million to $50 million. If construction costs are higher than expected ESLR shall secure and make available to the project the additional funds necessary to complete the Initial Wafer Facility.
          (e) Wafer Facility Financing. To complete the construction and start-up of the Initial Wafer Facility, ESLR has established EGWH, a wholly-owned subsidiary in Wuhan Province, in which ESLR has agreed to invest the initial registered capital of US $17 million and intends to convert EGWH into a Sino-foreign joint venture, with the Chinese government- providing approximately 66% (US $33 million) in registered capital, all as is more fully described in the agreement between ESLR and the Chinese party related to such investment (the “EGWH JV Agreement”). JWCN and JWWH shall reasonably cooperate with ESLR to assist ESLR in obtaining such financing. In exchange for a guarantee or other security to be given by JWCN or an Affiliate of JWCN of ESLR’s obligations under the EGWH JV Agreement, ESLR agrees that it shall provide a mortgage on the Initial Wafer Facility, including any equipment in such facility, to JWCN or JWWH or both, if the Chinese party to the EGWH JV Agreement will allow it. In addition, ESLR shall enter into an indemnification agreement for the benefit of JWCN or any Affiliate of

JWCN that provides a guarantee, pledge or other security for ESLR’s obligations under the agreement for EGWH.
     3. CELL AND PANEL FACILITIES CONSTRUCTION AND OPERATION.
          (a) Cell and Panel Facilities. The “C & P Facilities” shall mean one or more manufacturing facilities to be established by JWWH having all equipment, personnel, facilities, etc. necessary to manufacture approximately 100 MW of the String Ribbon solar power products annually, using ESLR’s IP and Jiawei’s IP, as mutually agreed by the Parties.
          (b) Facilities Construction. JWWH, with ESLR’s support, shall design, construct and commission the C& P Facilities to coincide in capacity and schedule to the extent possible with the Initial Wafer Facility.
          (c) C & P Facilities Operation. Once constructed and operational, the C & P Facilities shall be operated by JWWH in furtherance of the MSA and shall be used to exploit the combined strengths of ESLR and JWCN, including the Licensed ESLR IP (as determined pursuant to Section 7) and JWCN IP, and will:
               (i) manufacture Products, principally solar panels, using the Licensed ESLR IP and JWCN IP;
               (ii) conduct specific manufacturing cost reduction and continuous improvement activities traditional in manufacturing facilities; and
               (iii) conduct all other activities necessary to the manufacture, test and shipment of Products, all as more particularly set forth in the MSA.
          (d) C & P Facilities Development and Operation Support. In connection with the construction and operation of the C & P Facilities and any expansion thereof agreed to by the Parties, ESLR shall provide JWCN with skills, knowledge and services of ESLR’s employees and consultants to facilitate JWCN’s construction and commissioning of the C & P Facilities to meet the expected quality requirements of cells and panels, as mutually agreed from time to time and in a manner consistent with the objectives of the Parties.
          (e) C & P Facilities Costs. Except as otherwise agreed by the Parties, JWWH assumes responsibility for the costs of constructing and operating the Initial C & P Facilities, which are currently expected to be as high as US $50 million. If costs are higher than expected, JWCN shall secure and make available to the project the additional funds necessary to complete the Initial C & P Facilities.
          (f) C & P Facilities Financing. To complete the construction and start-up of the C & P Facilities, JWCN intends to convert JWWH into a Sino-foreign joint venture, increasing the current registered capital of JWWH from US $[****] million to US $[****] million (assuming an exchange rate of RMB 6.83 per dollar), with the Chinese party to the joint venture contributing the additional US $[****] million in registered capital. ESLR shall reasonably cooperate with Jiawei and JWWH to assist them in obtaining such financing.
     4. INTER-COMPANY CONSTRUCTION AND START-UP SUPPORT SERVICES.
     In connection with the construction of the Wafer Facilities and C & P Facilities and any expansion thereof agreed to by the Parties, support services shall be provided by each of ESLR and Jiawei or their respective Affiliates, pursuant to Sections 2(d) and 3(d) (the “Support Services”) as follows:
          (a) Personnel Services. Each of ESLR’s and JWCN’s employees (or employee’s of their Affiliates) may be used by the other Party for Support Services in a manner consistent with the overall objectives set forth in this RA and the MSA and as reasonably agreed by the Parties from time to time. Each Party will select appropriate personnel, based on a thorough consideration of background and overall qualifications, to provide the Support Services agreed to by the Parties. If the needs of either Party exceed the available personnel, the Parties shall use commercially reasonable efforts to assist each other in hiring additional personnel using their respective expertise and skill in hiring such individuals and will otherwise work together to develop a practical solution to staffing concerns taking into account the risks and benefits to each.
          (b) Process. From time to time, ESLR and JWCN will discuss the actual Support Services needs of the Parties and develop and agree to the Support Services actually required and available. During the term of this RA, each Party will keep the other Party apprised as to its expected needs for which it desires Support Services for the upcoming sixty (60) days, and the Parties may rely on these forecasts to allocate their respective employees. If at any point either ESLR or JWCN is not satisfied with the Support Services available or received, it must notify the other Party in writing within ten (10) business days of the issue arising or such objection will be deemed waived. If JWCN provides such a notice, the Parties will work in good faith to develop a practical solution taking into account the availability of ESLR’s resources in China and alternative sources for JWCN.
          (c) Reimbursement. ESLR and JWCN agree to reimburse each other for any Support Services provided to the other Party pursuant to this Section 4 and to reimburse each other for other start-up costs which shall be determined based on a start-up budget to be agreed upon by the Parties. Reimbursements shall be determined and paid in accordance with Section 9. The cost of support services payable shall be negotiated in greater detail by the Parties as services are agreed to but shall generally represent an average of the wages and compensation paid to the applicable ESLR and EGWH employees or consultants, on the one hand, and the average wages and compensation paid to JWCN and JWWH employees or consultants performing substantially similar duties, on the other hand, and vice versa.
          (d) Responsibility for Employees and Consultants. Each Party shall be responsible for managing its own employees’ and consultants’ activities and paying such employees’ and consultants’ fees and salaries and social benefits, during the construction, start-up and operation of the Wafer Facilities and C & P Facilities.
     5. WAFER FACILITY AND FACILITY EXPANSIONS
     The Parties shall cooperate to effect the expansion, in one or more additional phases, of EGWH’s Wafer Facilities and JWWH’s C & P Facilities as market conditions warrant and the Parties agree with the goal of reaching total annual capacity of approximately 500 MW by December 31, 2012. From time to time as reasonably necessary the Parties shall meet to review market conditions and the success of the activities undertaken pursuant to this RA to determine whether such expansion would be mutually beneficial and to consider various strategic alternatives that may be mutually advantageous to the Parties in light of the ongoing manufacturing relationship established pursuant to this RA.
     6. MANUFACTURING SERVICES AGREEMENT
     Execution of the MSA. Each of the applicable parties named therein agree to execute and deliver the MSA in the form attached hereto as Exhibit A, which agreement becomes effective upon the satisfaction or waiver of the conditions to the Parties’ obligations set forth in Section 13.
     7. LICENSE OF ESLR IP
     ESLR shall grant to JWCN or a JWCN Affiliate a royalty-free, perpetual and non-exclusive license to use certain ESLR IP (the “Licensed ESLR IP”) in the manufacture of the Products at the C & P Facilities. To determine which ESLR IP shall be included in the Licensed ESLR IP, the Parties shall cooperate to jointly review and assess the ESLR IP and the JWCN IP and reasonably determine the most advantageous technology for use in the Facilities. Upon the determination that certain ESLR IP should be used in the C & P Facilities, the Parties shall prepare and enter into a definitive License Agreement that provides the additional specific terms and conditions pursuant to which the ESLR IP will be licensed to JWCN or one its Affiliates, which shall include, among other customary and standard terms, JWCN’s right to enhance or improve the technology subject to JWCN’s obligation to license such enhancements and improvements back to ESLR on a perpetual and royalty-free basis, [****]. Once the Licensed ESLR IP has been identified, the Parties shall work expeditiously to prepare and execute the definitive License Agreement contemplated by this Section 7.
     8. [****]
          (a) [****]. JWCN agrees that it and its Affiliates will forgo all direct or indirect participation in [****] Activity outside of its relationship with ESLR, from the Effective Date until [****] years after the end of the Term (as defined in Section 14(a)), provided, however, that if termination of this RA is made by JWCN or JWWH based on a material breach of this RA or the MSA by ESLR or EGWH, or if JWCN or JWWH comes to own the interest of ESLR in EWGH pursuant to the terms of the MSA, then this restriction shall not apply to JWCN or JWWH. “[****] Activity” means, anywhere in the world: [****].

          (b) No Implied License. The expiration of the [****] obligations set forth in this Section 8 shall not modify any other restrictions on the use of ESLR IP or provide any affirmative right to use such intellectual property.
          (c) Separate Covenants. The covenants contained in Section 8 shall be construed as a series of separate but identical covenants, one for each county, city, state and country of the geographic scope. If, in any judicial proceeding, a court refuses to enforce any one or more of such separate covenants (or any part thereof in terms of time or scope), then such unenforceable covenant (or such part) shall be eliminated from this RA to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.
     9. PAYMENTS
          (a) Support Service Fees.
               (i) Compensation Payable. The “Support Service Fees” means the direct costs incurred in the fulfillment of Support Services by either ESLR or JWCN (or their Affiliates, as applicable), including the actual cost of and amounts reasonably incurred by either of them and properly allocated to the other for (i) all materials, wages, fringe benefits, direct materials costs, utilities, equipment exclusively for use in these activities, consulting fees, third party services arranged and managed by one Party, sundries, travel and subsistence in connection with work completed, etc.
               (ii) Invoice and Payment. Each of ESLR and JWCN (or their Affiliates, as applicable) shall invoice the other Party for Support Service Fees at the end of each calendar month. All invoices shall provide reasonable detail regarding the employees and consultants involved, work performed, the number of hours worked, the hourly rate charged per person and the basis for other applicable Support Services Fees. Payments for Support Services Fees will be made within thirty (30) days of receipt of monthly invoices.
          (b) Payment Terms; Records
               (i) Form of Payment. All payments to be made hereunder shall be made in Chinese RMB or U.S. dollars, or any other currency as agreed by the Parties from time to time, and shall be payable by check or wire transfer to such bank account as the applicable Party may designate. For the purpose of calculating payment amounts requiring conversion, all Chinese RMB amounts (e.g., reimbursement amounts for Jiawei employee and consultant time) shall be converted to U.S. dollar amounts and vice versa at the average currency exchange rate for the applicable period as published by the Peoples Bank of China.
               (ii) Interest. Each Party shall pay interest on any payments that are not paid on or before the date such payments are due (including interest amounts) under this RA at a rate of one and one-half percent (1.5%) per month or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

               (iii) Records. Each Party shall keep and make available to each other Party adequate books and records of account for the purpose of calculating all Support Services Fees payable hereunder. Such books and records of account shall be maintained for the two (2) years following the end of the calendar year to which each shall pertain.
     10. CONFIDENTIALITY
          (a) Confidentiality Obligations. During the Term and for five (5) years thereafter, each Party shall use the same efforts it uses to protect its own confidential information (but in any event, no less than reasonable efforts to prevent its disclosure) to hold in strict confidence and to require its personnel to hold in strict confidence and not disclose to any third party without the prior written consent of the disclosing Party, and not use in any manner except in accordance with the terms of this RA, any confidential business or technical information of any other Party in its possession which is related to any confidential business or technical proprietary information obtained from any other Party (or any of its Affiliates) in connection with the transactions contemplated hereunder. Such confidential information specifically may include, without limitation, all engineering drawings, specifications and other technical documentation, any proposed expansion plans, marketing plans, costs and pricing information, and all third party information required to be maintained in confidence. Promptly following termination of this RA or upon request by the disclosing Party, the receiving Party shall surrender to the disclosing Party or destroy all materials remaining in its possession containing any such confidential information including all copies, extracts, or transcriptions, regardless of media.
          (b) Information Excluded from Confidential Information. For purposes of this RA, information shall not be deemed confidential (a) if such information is generally available from public sources other than as a result of the breach of this RA; (b) if such information is received from a third party not under any obligation to keep such information confidential; (c) if the recipient can demonstrate that such information was independently developed by the recipient without use of any confidential information of any other Party or its Affiliates; or (d) if such information is marketing material such as catalogs or leaflets distributed to third parties as a part of sales and promotions.
          (c) Required Disclosure. No Party shall be liable to the other for a breach of these confidentiality obligations to the extent such Party is required by law or any governmental body to disclose any confidential information of a disclosing Party; provided, however, unless otherwise required by such governmental body or such law, the Party providing such information to such governmental body or disclosing the same pursuant to requirement of law shall first promptly notify the other Party so as to enable the other Party opportunity to take steps it deems appropriate to protect its confidential or proprietary information.
          (d) Publicity; Required Public Disclosure. The Parties agree not to disclose the existence of this RA, nor any of its details or the existence of the relationship created by this RA, to any third party without the specific, written consent of the other. Notwithstanding the foregoing, either Party may disclose this RA without the consent of the other in confidence to its counsel and other advisors, actual or potential investors or shareholders, and in connection with a significant corporate transaction such as a change of control or joint venture. If disclosure of this RA or any of the terms hereof is required by applicable law, rule, or regulation, or is required by a court or governmental agency, authority, or body, such as annual reports or filings with the United States Securities Exchange Commission, the Parties shall use all legitimate and legal means available to minimize the disclosure to third parties of the content of the RA, including without limitation making a confidential treatment request or seeking a protective order.
     11. NATURE OF RELATIONSHIP; RISK ALLOCATION.
          (a) Independent Contractors. The Parties are independent contractors and nothing in this RA or the relationship will be construed to evidence or create an agency, partnership, franchise, or similar relationship between them. Each Party shall remain the sole employer of its employees and sole Party responsible for consultants engaged by such Party, and the other Party shall not have or exercise any control over hiring or firing of the other Party’s employees or engagement and termination of the other Party’s consultants.
          (b) Liability for Work Performed in the other Party’s Facilities. Each Party will be liable for the actions of its employees and consultants working at the facilities of any other Party in circumstances where any such employee or consultant fails to comply with customary and reasonable standards of professionalism and care and with specific safety procedures imposed by such other Party for employees and working in the facilities, which were provided in writing to such employees or consultants prior to any alleged violation.
          (c) Allocation of Liability for Harm to Employees and Consultants. Each Party will indemnify and hold harmless the other Party from and against all actions, proceedings, liabilities, claims, damages, costs and expenses or other detriment arising from claims by their respective employees or consultants except to the extent such liabilities, claims, damages or other detriment involves bodily injury or property damage suffered by employees or consultants as a result of negligence, bad faith or willful misconduct of the other Party, its employees, officer, directors, advisors, consultants or agents.
          (d) Insurance. Each Party shall obtain and maintain in force all insurance policies related to general business operations of the sort to be conducted by such Party, including liability insurance, product liability insurance, workers’ compensation and similar insurance policies in such amounts and forms as are reasonably commercially available for similar operations and reasonably acceptable to the other Party and as required to insure the other Party’s employees and consultants working at the insuring Party’s facilities. Any liability arising from injury, death or illness of any of the personnel of ESLR or JWWH in the course of providing the Support Services shall be covered under the terms of the applicable employer’s liability insurance and/or workman’s compensation policies of the Party whose employee has been so affected.
     12. REPRESENTATIONS AND WARRANTIES
     Each Party hereby represents and warrants to the other Party as of the Effective Date that:

          (a) such Party is a corporation duly organized, validly existing and in good standing under the laws of the state or jurisdiction in which such Party is incorporated, and such Party has full right and authority to enter into this RA and to undertake the obligations and grant the licenses and other rights, without payment to a third party, undertaken and granted by such Party as herein described;
          (b) this RA has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of such Party enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other law affecting creditors’ rights generally from time to time if effect, and to general principles of equity;
          (c) the execution, delivery and performance of this RA does not conflict with any other, contract, instrument or understanding, oral or written, to which such Party is a party, or by which it is bound, nor will it violate any law applicable to such Party; and
          (d) all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons required to be obtained by such Party in connection with the execution and delivery of this RA and the performance of such Party’s obligations hereunder have been obtained, except for the ESLR Export License (as defined below) and the approval of the conversion of EWGH and JWWH into Sino-foreign joint ventures in connection with the anticipated investment to be received by both of them.
     13. CONDITIONS TO THE PARTIES’ OBLIGATIONS
          (a) The obligations of ESLR and EGWH pursuant to this RA (other than the obligations set forth pursuant to Sections 2(e), 9 (as such Section applies to payments arising out of services provided by Jiawei pursuant to Section 4), 10, 11 and 16) are subject to the satisfaction or waiver of the following conditions:
               (i) Each of the representations and warranties of Jiawei contained in this RA shall continue to be true and correct in all material respects;
               (ii) ESLR shall have obtained an export license from the United States Department of Commerce for sufficient quantities of filament to operate the Initial Wafer Facility at full capacity (the “ESLR Export License”) or shall have made other arrangements to supply String Ribbon Wafers to Jiawei, which arrangements it will pursue diligently and in good faith in the event the ESLR Export License is not granted or is delayed;
               (iii) Both EGWH and JWWH shall have received their respective joint venture licenses and entered into binding agreements with the Chinese party investing in each of the joint ventures, provided that if such investment is not ultimately made notwithstanding the binding agreements, the parties will confer and decide on how to address that circumstance; and
               (iv) The Parties’ reaching agreement on the Lease and other material documents and schedules that are required to effect the purposes of this RA and the MSA.

          (b) The obligations of Jiawei and JWWH pursuant to this RA (other than the obligations set forth pursuant to Sections 3(f), 9 (as such Section applies to payments arising out of services provided by ESLR pursuant to Section 4), 10, 11 and 16) are subject to the satisfaction or waiver of the following conditions:
               (i) Each of the representations and warranties of ESLR contained in this RA shall continue to be true and correct in all material respects;
               (ii) ESLR shall have obtained an export license from the United States Department of Commerce for sufficient quantities of filament to operate the Initial Wafer Facility at full capacity (the “ESLR Export License”) or shall have made other arrangements to supply String Ribbon Wafers to Jiawei, which arrangements it will pursue diligently and in good faith in the event the ESLR Export License is not granted or is delayed;
               (iii) Both EGWH and JWWH shall have received their respective joint venture licenses and entered into binding agreements with the Chinese party investing in each of the joint ventures, provided that if such investment is not ultimately made notwithstanding the binding agreements, the parties will confer and decide on how to address that circumstance; and
               (iv) The Parties’ reaching agreement on the Lease and other material documents and schedules that are required to effect the purposes of this RA and the MSA.
     14. TERM AND TERMINATION
          (a) Term. The term of this RA shall commence upon the waiver or satisfaction of the conditions set forth in Section 13, and it shall continue in force and effect for as long as the MSA remains in effect, including any extensions of the MSA’s term, unless sooner terminated according to its provisions. The term, as may be extended, is referred to herein as the “Term”.
          (b) Termination.
               (i) This RA may be terminated prior to expiration of the Term by either ESLR or Jiawei, if the other Party or its joint venture (either EWGH or JWWH) materially breaches any term or condition of this RA or the MSA (a “Material Breach”) and fails to cure such Material Breach within thirty (30) days after receiving written notice (“Notice of Breach”) of the Material Breach. If the nature of the cure for any Material Breach is such that it is reasonably expected to take longer than thirty (30) days to cure, the breaching Party shall be given an additional thirty (30) days to cure such Material Breach, provided the efforts to cure are commenced during the original thirty (30) day period and are diligently carried out thereafter.
               (ii) In the event the Material Breach is not cured within the periods specified above after delivery of the notice, the non-breaching Party may terminate this RA immediately upon written notice to the breaching Party. The terminating Party shall have all rights and remedies available at law or equity as well as any other rights and remedies set forth in this RA. Termination of this RA shall not release any Party from any obligation accrued prior to the date of such termination or from any obligations continuing beyond the termination of this RA. Specifically, (i) each Party will remain obligated to make any payments due or which become due with respect to the Term, and (ii) the Parties will remain obligated for any prior or further breaches of the [****] (Section 8) or confidentiality provisions (Section 10) of this RA.
     15. EXCLUSIVITY; RIGHT OF FIRST OFFER
          (a) ESLR and JWCN are committed to working together to reach total capacity in China of approximately 500 MW by the end of 2012 if possible in the context of market conditions and the demand for the Products. If ESLR wishes to expand its manufacturing capacity in China beyond [****], then it shall offer JWCN the additional capacity of String Ribbon Wafers (up to [****] MW additional capacity) to be manufactured by JWWH into Products on the terms and conditions set forth in the MSA. Such offer shall be made far enough in advance of the need for ESLR’s need for additional Products to reasonably enable JWCN to expand the capacity of JWWH or, if more advantageous to both ESLR and JWCN, of another JWCN Affiliate. If JWCN does not accept such offered capacity, then ESLR is free to expand in China, either independently or with other parties up to the capacity offered and refused by JWCN, provided the terms offered to any such third party shall not be more favorable to such third party than those offered to JWCN.
          (b) If prior to December 31, 2012, ESLR enters into a definitive agreement relating to the expansion of ESLR’s manufacturing of String Ribbon Wafers in any of [****], ESLR shall within [****] of entering into such agreement, complete the purchase of all of the shares of EGWH held by Hubei Technology Investment Co., LTD. pursuant to the Equity Transfer Agreement that ESLR is expected to enter into on or about the date of this RA in connection with the EGWH JV Agreement.
          (c) This exclusivity provision, providing JWCN with a right of first offer as set forth in Section 15(a) and requiring ESLR to purchase EGWH shares as set forth in Section 15(b), will expire on the earlier of (a) ESLR and Jiawei reaching combined capacity of [****] MW beyond the Initial Wafer Facilities, or (b) after Jiawei has refused timely proposed expansions which, together with any expansions proposed and actually undertaken, would have increased the capacity of the two companies to [****] MW of additional capacity beyond [****].
     16. GENERAL
          (a) Compliance with Laws. Each Party shall comply with all national, state, and local laws and regulations, including without limitation laws and regulations governing the manufacture, transportation, import, export, service and/or sale of the Products and/or the performance of their obligations hereunder. None of the Parties or any of their Affiliates will export/re-export any technical data, process, product, or service, directly or indirectly (including the release of controlled technology to foreign nationals from controlled countries), to any country for which the Chinese or United States government or any agency thereof requires an export license or other government approval without first obtaining such license or approval. Each Party shall comply with each other Party’s applicable Supplier Code of Conduct or comparable written requirements and abide by all of each other Party’s rules and regulations while on such Party’s premises or performing services for such Party including, but not limited to, safety, health and hazardous material management rules, and rules prohibiting misconduct on such Party’s premises such as use of physical aggression against persons or property, harassment, and theft.
          (b) Notices. All notices and other communications from one Party to any other Party hereunder shall be in writing and either personally delivered or sent via certified mail, postage prepaid and return receipt requested to contact persons listed below, or to such other person or places as either Party may designate from time to time by notice hereunder. Such notices shall be deemed effective upon personal delivery or deposit in the mails in accordance herewith. Notices sent by fax or email shall not constitute notice under this RA unless and until acknowledged in writing or by non-automated reply email or by reply fax, which the receiving Party shall promptly provide, the notice delivered by such means being effective as of the date of actual receipt.
     Notices to ESLR or EGWH shall be delivered as follows:

Attention:	Michael El-Hillow, Chief Financial Officer
Address:	Evergreen Solar, Inc. 138 Bartlett Street Marlboro, MA 01752-3016 USA
Fax:	+1 (508) 229-7722
Email:	melhillow@evegreensolar.com
Tel:	+1 (508) 251-3244
     and Notices to JWCN or JWWH shall be delivered as follows:

Attention:	Mr. Kong-Qi Ding Jiawei Solar (Wuhan) Co., Ltd. No. 3, Road No. 1, Liufang Dongyi Industrial Park Donghu Gaoxin District Wuhan, Hubei 430205, China
Fax:	86-27-8798-6165
Email:	dingkongqi@solarchina.com
Tel:	86-27-8798-6168
          (c) Force Majeure. No Party shall be deemed to be in default of this RA if prevented from performing any obligation hereunder for any reason beyond its reasonable control including, without limitation, governmental laws and regulations, calamities, floods, storms or other natural disasters, strikes or lockouts. In the event of any such delay the time for performance shall be extended for a commercially reasonable period of time based upon the length of the force majeure event. Any Party asserting force majeure as an excuse shall have the burden of proving that reasonable steps were taken (under the circumstances) to minimize delay or damages caused by foreseeable events, that all non-excused obligations were substantially fulfilled, and that the other Parties hereto were timely notified of the likelihood or actual occurrence which would justify such an assertion, so that other prudent precautions could be contemplated.
          (d) Waiver of Terms Herein; Severability.
               (i) Failure of any Party to enforce any term or condition of this RA or any rights with respect thereto, or failure to exercise any election provided herein, shall in no way be considered a waiver of such term, condition, rights or elections or in any way affect the validity of this RA. The failure of any Party to enforce any of said terms, conditions, rights or elections shall not prejudice such Party from later enforcing or exercising the same or any other terms, conditions, rights or elections.
               (ii) If any provision of this RA is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not be affected or impaired thereby.
          (e) Governing Law. The construction and performance of this RA shall be governed by laws and regulations of the People’s Republic of China.
          (f) Dispute Resolution. The Parties shall attempt in good faith to resolve any dispute arising out of this RA by the following procedures:
               (i) Any Party may give the other written notice of any dispute not resolved in the normal course of business. Appropriate executives of the Parties involved at levels one step above the project personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within ten (10) days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute.
               (ii) If the dispute has not been resolved by these persons within twenty (20) days after the disputing Party’s notice, or if the Parties fail to meet within ten (10) days of such notice, the dispute shall be referred to senior executives of both Parties with authority to resolve the dispute, who shall likewise meet to attempt to resolve the dispute.
               (iii) If the matter has not been resolved within twenty (20) days from the date of referral of the dispute to senior executives, or if no meeting of senior executives of the respective Parties has occurred, then, in such event, arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce will be applied. The appointing and administering authority shall be the Arbitration Association International Chamber of Commerce (the “AAICOC”). The place of Arbitration shall be Wuhan, China, until the government investment entity no longer owns an interest in EGWH after which the place of Arbitration shall be Geneva, Switzerland or another mutually agreeable location.
               (iv) The AIACOC shall be entitled to award temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 16(f) and any determination or award made by the AIACOC hereunder shall be enforceable in any court of competent jurisdiction.
          (g) Assignment; Successors and Assigns. Neither Party may assign this RA without the prior written consent of each other Party, whether by sale, merger and operation of law or otherwise, except that each Party may assign this RA to a successor in connection with the transfer of all or substantially all of the business or assets of such Party to which this RA relates. Subject to the foregoing sentence, this RA will be binding upon and inure to the benefit of the Parties hereto, their successors and assigns.
          (h) Third-Party Beneficiaries. This RA is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any non-Party any rights, benefits or claims hereunder.
          (i) Language. This RA is in the English language, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the Parties hereto. All communications and notices to be made or given pursuant to this RA shall be in the English language.
          (j) No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this RA. In the event an ambiguity or question of intent or interpretation arises, this RA shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this RA.
          (k) Entire RA; Integration; Modification.
               (i) This RA and Exhibit A constitute a complete and exclusive final written expression of all the terms of RA among the Parties. It supersedes all prior agreements, understandings and negotiations concerning the matters specified herein. No provisions of this RA can be modified except by a written amendment signed by the Parties.
               (ii) Any representations, promises, warranties or statements made by any Party that differ in any way from the terms of this RA shall not be binding on any Party unless made in writing and signed by a duly authorized representative of the applicable Party.
          (l) Headings. Headings contained in this RA are for convenience only and shall not be used in construing any of the terms of this RA.
          (m) Counterparts. This RA may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, ESLR, EGWH, JWCN and JWWH, by and through their authorized representatives, acknowledge that they have read this RA, including Exhibit A attached hereto, understand them and agree to be bound by their terms and conditions effective as of the Effective Date.

EVERGREEN SOLAR, INC.		JIAWEI SOLARCHINA CO., LTD.

By:		By:

	Name:		Name:

	Title:		Title:

	Date:		Date:

EVERGREEN SOLAR (WUHAN) CO., LTD.		JIAWEI SOLAR (WUHAN) CO., LTD.

By:		By:

	Name:		Name:

	Title:		Title:

	Date:		Date: